SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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VIA FACSIMILE

December 10, 2003

Ms. Patricia Tiller
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, Maryland 20850-4045

Re:	Special Meeting of Stockholders

Dear Ms. Tiller:

        As you know, the Board of Directors of Wind River Systems, Inc. (the “Company”) has proposed an amendment to the Company’s 1998 Equity Incentive Plan (the “Plan”) to (i) increase the aggregate number of shares of the Company’s common stock authorized and reserved for option and other stock awards under the Plan by 1,900,000 shares and (ii) increase the maximum number of shares of the Company’s common stock that may be issued to any employee pursuant to stock options or stock appreciation rights in any calendar year in accordance with Section 162(m) of the Internal Revenue Code. This proposed amendment is set forth in the proxy statement (the “Proxy Statement”) mailed to the Company’s stockholders on November 26, 2003, and will be voted on by the Company’s stockholders at a special meeting of stockholders to be held on December 19, 2003.

        This letter is to clarify to ISS that, assuming the amendment to the Plan is approved by the Company’s stockholders as set forth in the Proxy Statement, the Company has no present intention to do any of the following:

        1.    Reprice any outstanding stock options issued under any of the Company’s existing or future incentive and stock option plans (including, without limitation, the Plan) by lowering the option exercise price without the prior approval of the Company’s stockholders;

        2.    Issue rights to acquire restricted stock under the Company’s existing incentive and stock option plans in excess of 10% of the current shares of common stock available for grant under those plans; or

        3.    Grant options with an exercise price less than one hundred percent (100%) of the fair market value of the Company's common stock, or grant stock awards other than options with a purchase price less than eighty-five percent (85%) of the fair market value of the Company's common stock on the date such award is made or at the time the purchase is consummated.

     Also, for your information, a schedule outlining the outstanding and exercisable options issued by the Company by price range as of October 31, 2003 (unaudited) is attached hereto as Exhibit A and will be included in the notes to our unaudited condensed consolidated financial statements, which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003.

        The Company believes these clarifications will permit ISS to recommend that the Company's stockholders approve the amendment to the Plan as set forth in the Proxy Statement. If you have any additional questions, please contact our Corporate Treasurer, Tyler Painter, at (510) 749-2551.

Sincerely, /s/ Narendra K. Gupta Narendra K. Gupta Interim President and Chief Executive Officer

Attachment

cc:	Tyler Painter Rosemary G. Reilly Craig W. Adas, Esq.

EXHIBIT A

WIND RIVER SYSTEMS’ LETTER TO INSTITUTIONAL SHAREHOLDER SERVICES DATED DECEMBER 10, 2003

OUTSTANDING AND EXERCISABLE OPTIONS BY PRICE RANGE AS OF OCTOBER 31, 2003
(UNAUDITED)

			OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

Range of Exercise Prices			Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

(In thousands, except exercise price and contractual life data)

$1.10	—	$4.27	504	3.54	$3.44	380	$3.47
4.32	—	5.00	3,049	3.69	4.99	34	4.71
5.28	—	6.33	508	6.05	5.67	193	5.72
6.36	—	6.92	2,931	5.03	6.92	2,196	6.92
7.15	—	10.25	796	5.47	9.43	591	9.33
10.27	—	10.40	1,394	7.89	10.40	754	10.40
11.14	—	16.00	1,613	6.25	15.40	1,427	15.46
16.19	—	44.50	944	5.83	30.07	857	29.94
47.94	—	47.94	3	6.92	47.94	2	47.94
48.63	—	48.63	1	6.36	48.63	1	48.63

1.10		48.63	11,743	5.27	9.84	6,435	12.28

As of October 31, 2003, an aggregate of 9.0 million shares were available for grant under all of our option plans.